Exhibit 99.3

October 30, 2020

Yatsen Holding Limited

32-35, 38/F, Poly Midtown Plaza,

No.23 East Xuanyue Street,

Haizhu District, Guangzhou 510330

People’s Republic of China

Re: Yatsen Holding Limited

Ladies and Gentlemen,

We understand that Yatsen Holding Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports, consumer market surveys and their respective amendments (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of
China Insights Consultancy

/s/ Dion Lou
Name: Dion Lou
Title: Founding Partner